Exhibit 10.23

The First Marblehead Corporation

September 22, 2008

Gary Santo

[address]

Dear Gary;

The First Marblehead Corporation (FMC) is pleased to offer you the position of Senior Vice President — Capital Markets reporting to Dan Meyers, Chief Executive Officer.

Your direct annual compensation will be $360,000 annualized paid on a semi-monthly basis at a rate of $15,000, (gross) per pay period. You also will be eligible to participate in the Company’s incentive bonus plan. Under this plan your bonus target is 50% of earned salary for the performance year, provided the Company meets its annual performance criteria set forth in the incentive bonus plan and your individual performance meets and exceeds standards. Actual awards have a range of 0% to 100% of earned salary based on performance. First Marblehead aligns the performance review and bonus cycle with the business fiscal year ending June 30. Bonus awards are paid in September. Per the terms of the plan, you must be active on the date the bonus awards are made in order to be eligible for any payment.

You also will participate in the First Marblehead long term incentive program. At the next regularly scheduled meeting of the Compensation Committee of the Board of Directors but no later than 90 days following your start date FMC will award you Restricted Stock Units subject to the terms and conditions of the plan. Each Restricted Stock Unit represents the right to receive one share of common stock of the Company on vesting. Restricted Stock Units vest at one third on the third anniversary of the grant date, one third on the fourth anniversary of the grant date and the final third on the fifth anniversary of the grant date. Instruments of grant and plan documents will be provided to you at the time of your award. Thereafter, you will be eligible for annual awards each August based on performance with a target up to 75% of base salary in the form of Restricted Stock Units. The annual awards have a vesting schedule of 25% on the second, third and fourth anniversary of the grant. Although it is our hope that we will have a long and mutually advantageous relationship, in the event you are involuntarily terminated by the Company without cause, FMC will provide you with continuation of salary and medical and dental benefits (at then active rates) for the six (6) months immediately following your termination date. For purposes of this agreement cause shall mean (1) the willful failure by the Executive to perform his duties hereunder which has continued more than 30 days following written notice from the Company of such non-performance. (2) any act of dishonesty, intentional fraud or willful misconduct on the part of the Executive in the performance of his duties or (3) the Executives conviction of a felony involving moral turpitude. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.

The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Phone 800.895.4283

www.firstmarblehead.com

Creating Solutions for Education Finance

As a condition of hire, First Marblehead requires that all officers sign an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (enclosed). Due to the nature of our business, this offer is contingent on satisfactory results of a background check which a third party agency, HireRight, runs on prospective employees. The type of information which is collected by this agency includes that pertaining to an individual’s past employment, education, criminal record and credit history. After completing and returning the enclosed authorization form, you will receive an email with instructions on how you can provide HireRight with the information necessary to begin the process. Also, as required by the Immigration Reform and Control Act of 1976, you will be expected to provide proof of eligibility to work in the United States.

We offer a comprehensive benefits program. You may select health coverage through an HMO or PPO from Blue Cross/Blue Shield, as well as dental coverage through Delta Dental Premier. The company subsidizes the cost of these plans at a rate of 80% for family and 90% for individuals. You are eligible for health and dental coverage on the first of the month following your first day of employment. In addition, First Marblehead provides Group Life Insurance at two times your base salary as well as Short Term and Long Term Disability coverage at no cost to you. You are eligible for this coverage on your first day of employment.

Other benefits include a 401K plan with a dollar-for-dollar match up to 6% of salary contributed and the Company’s employee stock purchase program subject to the eligibility requirements of these plans. We offer accrual of vacation up to twenty days, eight paid holidays, two floating holidays and five sick days per year.

This is an exciting and challenging time for First Marblehead and your addition to our senior management team is most welcome. Please acknowledge this offer by signing one copy of this offer letter, the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement, as well as the Authorization for Employment Background Check and returning them to me. This offer is made today and will expire on September 29, 2008.

We look forward to hearing from you.

Sincerely,

/s/ Robin Camara
Robin Camara
Senior Vice President – Human Resources

	/s/ Gary F. Santo, Jr.	9-22-08
	Gary Santo	Date

Encls: Copy of this Offer Letter

The First Marblehead Corporation

December 22, 2008

Gary Santo

c/o The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Dear Gary,

This letter will supplement your offer letter dated September 22, 2008, by adding thereto the following provision:

If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by First Marblehead in accordance with its procedures, by which determination you agree to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. First Marblehead makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments, compensation or other benefits under this agreement are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.

Please acknowledge your acceptance of the foregoing additional provision by signing in the space provided below and returning the signed letter to me no later than December 31, 2008.

Very truly yours,

/s/ Jo-Ann Burnham
Jo-Ann Burnham
Managing Director – Human Resources

AKNOWLEDGED AND AGREED

/s/ Gary F. Santo, Jr.
Gary Santo

The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Phone 800.895.4283

www.firstmarblehead.com

Creating Solutions for Education Finance